UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

________________

FORM 8-K

CURRENT REPORT
PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2010

______________________

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. Clinton Street, Baltimore, MD  21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code:  (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 30, 2010, First Mariner Bancorp (the “Company”) entered into an Exchange Agreement (the “Agreement”) with John McDaniel (the “Investor”) for the exchange of trust preferred securities with an aggregate liquidation amount of $1.0 million issued by Mariner Capital Trust IV (the “Trust”) for Company common stock and a warrant to buy Company common stock.  Mr. McDaniel was a director of the Company until June 6, 2010.

The Company formed the Trust as a special purpose entity for the sole purpose of issuing trust preferred securities.  The Company issued subordinated debentures to the Trust in exchange for the proceeds of the offering of the trust preferred securities.  The subordinated debentures are the sole assets of the Trust.

Under the Agreement, the Company acquired trust preferred securities with an aggregate liquidation amount of $1.0 million from the Investor in exchange for consideration consisting of shares of Company common stock and a warrant to buy Company common stock (the “Exchange”).  The aggregate number of shares of common stock exchanged (the “Initial Shares”) totaled 91,743 shares, which was determined by dividing $100,000 by $1.09, the average daily closing price of the common stock over the 20 trading days prior to the June 30, 2010 closing of the transaction (the “20-Day Average Closing Price”).  In the event that by December 31, 2010 the Company completes a public or private offering of its common stock for a price that is lower than the 20-Day Average Closing Price, then the Company will issue additional shares of common stock so that the total shares of common stock to be issued would be calculated based on the lowest price per share at which shares were sold in the public or private offering.

In addition to the common stock, the Investor received a warrant to purchase 18,348 shares of common stock, which equals 20% of the Initial Shares (the “Warrant”).  The exercise price for the Warrant is the lesser of (i) the 20-Day Average Closing Price, (ii) if on or prior to December 31, 2010 the Company sells shares of common stock in a public or private offering, the price at which shares are sold in that offering, or (iii) the price utilized in any subsequent agreement for the acquisition of trust preferred securities to determine the number of shares of common stock to be exchanged for such trust preferred securities exclusive of any warrants, warrant shares or warrant prices.  The warrant will be exercisable for a period of five years.

The Agreement further provides that in the event that on or prior to December 31, 2010 the Company enters into an agreement to acquire other trust preferred securities and the value of the consideration to be issued in that transaction relative to the aggregate liquidation amount of trust preferred securities to be acquired is greater than the value of the consideration to be issued by the Company in the Exchange relative to the $1.0 million aggregate liquidation amount of trust preferred securities to be exchanged, the Investor also will receive additional warrants.  The number of additional warrants would be such that the relative value of the aggregate consideration to be paid in this transaction equals the relative value of the aggregate consideration to be paid in the subsequent transaction, provided that the number of shares subject to the additional warrants could not exceed 20% of the Initial Shares.

The Company anticipates that the trust preferred securities exchanged by the Investor and an equivalent amount of subordinated debentures for each of the Trusts will be cancelled and will no longer be outstanding.

The shares of stock, warrants and stock issuable upon the exercise of warrants have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.  The Company has agreed with the Investor to prepare and file a registration statement to register the resale by the Investor of the Initial Shares and the Warrant, and all shares of common stock issuable upon the exercise of the Warrant, as well as to prepare and file a registration statement to register the resale by the Investor of any additional shares or additional warrants, and the shares issuable under such additional warrants, in the event such additional shares or additional warrants are issued.

Item 2.02                      Results of Operations and Financial Condition.

Item 8.01.                      Other Events

On June 30, 2010, First Mariner Bancorp (the “Company”) completed the acquisition of outstanding trust preferred securities with an aggregate liquidation amount of $1.0 million in exchange for 91,743 shares of common stock and a warrant to acquire 18,348 shares of common stock (the “Exchange”).  The exchange increases the holding company’s consolidated capital by approximately $560,000.

The shares of common stock and the warrant issued in the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For more information, see the Company’s press release, dated July 7,  2010, a copy of which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Number                Description

99.1               Press Release dated April 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: July 7, 2010	By:	/s/ Mark A. Keidel
Mark A. Keidel
President/Chief Operating Officer